FORM 8-A/A

                                 Amendment No. 2

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                              ---------------------

                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934
                              ---------------------

                            CIRCUIT CITY STORES, INC.
             (Exact name of registrant as specified in its charter)

                Virginia                                     54-0493875
        (State of incorporation                           (I.R.S. employer
            or organization)                             identification no.)

           9950 Mayland Drive                                   23233
           Richmond, Virginia                                (Zip code)
(Address of principal executive offices)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box.

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box.

                              ---------------------

        Securities to be registered pursuant to Section 12(b) of the Act:

                                                           Name of each exchange
        Title of each class                                 on which each class
          to be registered                                  is to be registered

Rights to Purchase Preferred Stock,                      New York Stock Exchange
             Series E,
     par value $20.00 per share

Rights to Purchase Preferred Stock,                      New York Stock Exchange
             Series F,
     par value $20.00 per share

        Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of Class)

Item 1.           Description of Registrant's Securities to be Registered.


         Circuit City Stores, Inc. (the "Company") has issued preferred stock purchase rights to all holders of the Company's Circuit City Group Common Stock and CarMax Group Common Stock pursuant to an Amended and Restated Rights Agreement dated as of February 3, 1997 between the Company and Norwest Bank Minnesota, N.A., as Rights Agent (the "Restated Rights Agreement").

         Effective June 17, 1997, the Board of Directors of the Company amended the Restated Rights Agreement. The revisions raise from 15% to 20% the threshold of ownership of the Company's voting securities which will result in the stock purchase rights issued under the plan becoming exercisable. Under the revised plan, the rights will therefore become exercisable upon the earlier of (i) the 10th day after a person or group has acquired, or obtained the right to acquire, beneficial ownership of shares representing 20% or more of the total number of votes entitled to be cast generally in the election of directors of all outstanding shares of the Company's Common Stock, or (ii) the 10th business day after the date of the commencement of or first public announcement of the intent to commence, a tender or exchange offer the consummation of which would result in beneficial ownership by a person or group of shares representing 20% or more of the total number of votes entitled to be cast generally in the election of directors of all outstanding shares of the Company's Common Stock.

Item 2.  Exhibits.

1. Amended and Restated Rights Agreement dated as of February 3, 1997 between Registrant and Norwest Bank Minnesota, N.A., as Rights Agent (the "Amended and Restated Rights Agreement"), filed as Exhibit 4(a) to the Registrant's Annual Report on Form 10-K (File No. 1-5767) for the fiscal year ended February 28, 1997 is expressly incorporated herein by this reference.

2. Form of Rights Certificate for rights attached to Circuit City Stores, Inc. -- Circuit City Group Common Stock is incorporated by reference to Exhibit B-1 to the Amended and Restated Rights Agreement which is
         Exhibit 1 to this Registration Statement.

3. Form of Rights Certificate for rights attached to Circuit City Stores, Inc. -- Circuit City Group Common Stock is incorporated by reference to Exhibit B-2 to the Amended and Restated Rights Agreement which is
         Exhibit 1 to this Registration Statement.

4. Amendment No. 1 dated as of June 17, 1997 to the Amended and Restated Rights Agreement filed as Exhibit 4(a) to the Registrant's Current Report on Form 8-K filed on July 2, 1997 (File No. 1-5767) is expressly incorporated herein by this reference.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

July 2, 1997


                                    CIRCUIT CITY STORES, INC.



                                      By:  /s/ Michael T. Chalifoux
                                      Michael T. Chailifoux
                                      Senior Vice President, Chief
                                      Financial Officer and Secretary

                                INDEX TO EXHIBITS

Exhibit No.

1. Amended and Restated Rights Agreement dated as of February 3, 1997 between Registrant and Norwest Bank Minnesota, N.A., as Rights Agent (the "Amended and Restated Rights Agreement"), filed as Exhibit 4(a) to the Registrant's Annual Report on Form 10-K (File No. 1-5767) for the fiscal year ended February 28, 1997 is expressly incorporated herein by this reference.

2. Form of Rights Certificate for rights attached to Circuit City Stores, Inc. -- Circuit City Group Common Stock is incorporated by reference to Exhibit B-1 to the Amended and Restated Rights Agreement which is
         Exhibit 1 to this Registration Statement.

3. Form of Rights Certificate for rights attached to Circuit City Stores, Inc. -- Circuit City Group Common Stock is incorporated by reference to Exhibit B-2 to the Amended and Restated Rights Agreement which is
         Exhibit 1 to this Registration Statement.

4. Amendment No. 1 dated as of June 17, 1997 to the Amended and Restated Rights Agreement filed as Exhibit 4(a) to the Registrant's Current Report on Form 8-K filed on July 2, 1997 (File No. 1-5767) is expressly incorporated herein by this reference.